Exhibit 99.1

Creative Computer Applications, Inc. Reports Sales and Earnings for the Fourth Fiscal Quarter and Fiscal Year Ended August 31, 2004

    CALABASAS, Calif.--(BUSINESS WIRE)--Nov. 24, 2004--Creative Computer Applications, Inc., or CCA (AMEX:CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and medical imaging departments, announced today its sales and earnings for the fourth fiscal quarter and fiscal year ended August 31, 2004.
    Sales for the fourth fiscal quarter of fiscal 2004 were $2,319,715 compared to sales of $1,655,084 in the same quarter of fiscal 2003. The Company earned net income of $335,110 or $.10 per basic and diluted share, compared to net loss of $37,492 or $.01 per basic and diluted share for the same period one year ago. Fourth quarter sales increased primarily due to the introduction and transition to a new version of the Company's Laboratory Information System (LIS) product, CyberLAB(R) 7.0. This resulted in new sales and upgrades of current clients on the previous version.
    Sales for the fiscal year ended August 31, 2004 were $7,655,972 compared to sales of $7,381,121 for the fiscal year ended August 31, 2003. The Company earned net income of $162,624 or $.05 per basic and diluted share compared to $94,101 or $.03 per basic and diluted share for the same period one year ago.
    Steven M. Besbeck, President and CEO, stated, "The results of operation for our fourth fiscal quarter and fiscal year ended August 31, 2004 were indicative of an improvement in CCA's business due in part to the release of our new Laboratory Information System, CyberLAB
7.0 earlier in 2004. CCA's results of operations for the current fiscal year ended August 31, 2004 were marked by an increase in sales of approximately 4% over the 2003 fiscal year and an increase in earnings of approximately 73%. The Company's operating cash flow also improved despite increased spending for product development activities. We believe our transition to the new CyberLAB 7.0 product is substantially complete as CyberLAB 7.0 is now live in eight sites and six more sites are currently being implemented. We are pleased that CyberLAB 7.0 is generating significant interest among new buyers as well as CCA's installed client base."
    CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and medical imaging departments. Its primary products, CyberLAB(R), CyberMED(R) and CyberRAD(R), are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA's systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/.


                 Creative Computer Applications, Inc.
                      Operating Results (Audited)


Quarter Ending August 31,                            2004        2003
                                               ----------- -----------
Net Sales and Service Revenues                 $2,319,715  $1,655,084
Operating Income (Loss)                          $452,199   $( 92,352)
Net Income (Loss)                                $335,110    $(37,492)
Basic and Diluted Earnings (Loss) Per Share          $.10       $(.01)

Average Shares Outstanding (Basic)              3,318,900   3,318,900
                         (Diluted)              3,380,797   3,318,900

Fiscal year Ending August 31,                        2004        2003
                                               ----------- -----------
Net Sales and Service Revenues                 $7,655,972  $7,381,121
Operating Income                                 $279,488    $128,744
Net Income                                       $162,624     $94,101
Basic and Diluted Earnings Per Share                 $.05        $.03


Average Shares Outstanding (Basic)              3,318,900   3,294,108
                         (Diluted)              3,467,939   3,526,681


    This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

    CONTACT: Creative Computer Applications, Inc.
             Steven M. Besbeck, 818-880-6700 x 252